UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2015 (June 8, 2015)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36407	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective June 8, 2015, Alnylam Pharmaceuticals, Inc. (the “Company”) appointed David-Alexandre Gros, M.D. to the position of Senior Vice President, Chief Business Officer of the Company.

Prior to joining the Company, Dr. Gros, 42, served as Executive Vice President and Chief Strategy Officer at Sanofi from September 2011 to May 2015, where he was a member of the Executive Committee and the Global Leadership Team. His responsibilities included leading corporate strategy, business development and licensing, mergers and acquisitions, alliance management, and structured investments including the corporate venture fund. Prior to Sanofi, Dr. Gros held management positions with a focus on the pharmaceutical industry in investment banking at Centerview Partners, from 2009 to 2011 and Merrill Lynch & Co., from 2006 to 2009, and in consulting at McKinsey & Co., from 2002 to 2006. Dr. Gros holds an M.D. from The Johns Hopkins University School of Medicine, an M.B.A. from Harvard Business School and a B.A. from Dartmouth College.

In connection with his employment with the Company, pursuant to the terms of his offer letter, Dr. Gros will receive an annual base salary of $425,000. Dr. Gros will also receive an initial sign-on bonus of $200,000 upon commencement of employment (the “Initial Bonus”) and an additional bonus of $100,000 following the first anniversary of his employment start date (the “Subsequent Bonus”). In the event Dr. Gros voluntarily terminates his employment with the Company, other than for good reason, or is terminated by the Company for cause, within twelve months of (i) the Initial Bonus or (ii) the Subsequent Bonus, Dr. Gros will be required to repay the full amount of either the Initial Bonus, if he leaves within the first twelve months, or the Subsequent Bonus, if he leaves within months twelve through twenty-four.

Dr. Gros will also be eligible for an annual cash bonus (commencing with a pro-rated bonus for 2015) under the Company’s 2015 Annual Incentive Program that targets 40% of his annual base salary and is subject to the achievement of certain performance goals established by the Company. Achievement of Company goals will be determined by the Compensation Committee of the Company’s Board of Directors and any cash bonus paid will be calculated in accordance with the terms of the 2015 Annual Incentive Program. The Compensation Committee also approved the grant of a stock option award to purchase 140,000 shares of common stock of the Company, at an exercise price equal to the fair market value of the common stock on the date of grant, $129.97 per share, under the Company’s Amended and Restated 2009 Stock Incentive Plan. The stock option has a ten-year term and vests as to 25% of the shares on the first anniversary of the grant date and as to the remaining shares ratably at the end of each three-month period thereafter over the following three years. Dr. Gros will also be eligible for all other compensation and benefit plans available to the Company’s executive officers.

Item 7.01. Regulation FD Disclosure

On June 8, 2015, the Company issued a press release announcing Dr. Gros’ appointment as Senior Vice President, Chief Business Officer. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release dated June 8, 2015, furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: June 10, 2015	By:	/s/ Michael P. Mason
Michael P. Mason Vice President, Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 8, 2015, furnished herewith.